Exhibit 99.2

Deere & Company	(Furnished herewith)
Other Financial Information

For the Nine Months Ended July 31,	Equipment Operations		Agriculture and Turf*		Construction and Forestry
Dollars in millions	2009	2008	2009	2008	2009	2008
Net Sales	$16,030	$19,070	$14,057	$15,500	$1,973	$3,570
Average Identifiable Assets
With Inventories at LIFO	$9,853	$9,692	$7,574	$7,224	$2,279	$2,468
With Inventories at Standard Cost	$11,142	$10,863	$8,662	$8,210	$2,480	$2,653
Operating Profit	$1,387	$2,377	$1,472	$2,001	$(85)	$376
Percent of Net Sales	8.7%	12.5%	10.5%	12.9%	-4.3%	10.5%
Operating Return on Assets
With Inventories at LIFO	14.1%	24.5%	19.4%	27.7%	-3.7%	15.2%
With Inventories at Standard Cost	12.4%	21.9%	17.0%	24.4%	-3.4%	14.2%
SVA Cost of Assets	$(993)	$(968)	$(769)	$(729)	$(224)	$(239)
SVA	$394	$1,409	$703	$1,272	$(309)	$137

For the Nine Months Ended July 31,	Financial Services
Dollars in millions	2009	2008	*	At the beginning of the third quarter of 2009, the

Net Income

	$218	$267	Company combined the agricultural equipment and the
Average Equity	$2,673	$2,346	commercial and consumer equipment organizations. As
Return on Equity	8.2%	11.4%	a result, these two segments have been combined into
Operating Profit	$215	$388	the agriculture and turf segment.
Change in Allowance for Doubtful Receivables	$34	$15
SVA Income	$249	$403
Average Equity	$2,673	$2,346
Average Allowance for Doubtful Receivables	$185	$183
SVA Average Equity	$2,858	$2,529
Cost of Equity	$(266)	$(317)
SVA	$(17)	$86

The Company evaluates its business results on the basis of accounting principles generally accepted in the United States. In addition, it uses a metric referred to as Shareholder Value Added (SVA), which management believes is an appropriate measure for the performance of its businesses. SVA is, in effect, the pretax profit left over after subtracting the cost of enterprise capital. The Company is aiming for a sustained creation of SVA and is using this metric for various performance goals. Certain compensation is also determined on the basis of performance using this measure. For purposes of determining SVA, each of the equipment segments is assessed a pretax cost of assets, which on an annual basis is generally 12 percent of the segment’s average identifiable operating assets during the applicable period with inventory at standard cost. Management believes that valuing inventories at standard cost more closely approximates the current cost of inventory and the Company’s investment in the asset. Financial Services is assessed a pretax cost of equity, which on an annual basis is approximately 18 percent of its average equity during the period excluding the allowance for doubtful receivables. The cost of assets or equity, as applicable, is deducted from the operating profit or added to the operating loss of the equipment segments or Financial Services to determine the amount of SVA. For this purpose, the operating profit of Financial Services is net income before income taxes and changes to the allowance for doubtful receivables. The average equity and operating profit of Financial Services is adjusted for the allowance for doubtful receivables in order to more closely reflect credit losses on a write-off basis.

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